ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Scott Francis (918) 251-9121	(212) 896-1250
grussell@kcsa.com

ADDvantage Technologies Appoints Don Kinison as Vice President of Sales

BROKEN ARROW, Oklahoma, May 8, 2017 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), announced today that Don Kinison has joined the Company as its Vice President of Sales.

Kinison brings over 20 years of sales experience in the telecommunication, software, and cloud industries.  With his broad sales leadership experience, he will direct the ADDvantage sales teams across all subsidiaries with the goal of enhancing the strategies used to effectively tap into new and existing customers relationships.

Prior to joining ADDvantage, Kinison was the SVP of Commercial and Enterprise Services for Impact Telecom LLC, a provider of a full range of telecommunication services for carriers, business and homes. He was also VP and General Manager of Cbeyond, Inc., a telecommunications and information technology company that was acquired by Birch Comm in July 2014.

“We are excited to have Don join our team and assume the role of advancing the sales capabilities and practices across our business segments,” commented David Humphrey, President and CEO of ADDvantage Technologies. “A key advantage we have in the market is that each subsidiary's sales team is uniquely trained to address their target customers’ needs, which vary across technologies and geographies. We are confident that Don will be able to increase sales and market penetration for each of our business segments, while maintaining the individual strengths of our sales teams.  In addition, Don will be a valuable resource as we continue to execute our growth strategy for the Company.”

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Arizona, Tulsat-Nebraska, Tulsat-Tennessee, Tulsat-Texas, NCS Industries, ComTech Services, Nave Communications and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.